May 10, 2021

Frank Teruel

Dear Frank:

We are very pleased to offer you the following role with Mitek Systems (the “Company” or “Mitek”) and it is our hope that you will become a part of the leadership team of our exciting and innovative organization. The following will confirm the terms of our offer of employment to you:

Position/Location:  You will assume the role of Chief Financial Officer & Senior Vice President. In this role you will report directly to Mitek’s CEO, Max Carnecchia. Your principal place of employment shall be your home in Riverside, CA and our San Diego, California headquarters office.

Start Date: As mutually agreed, anticipated to be on or about July 1, 2021

Compensation: Your compensation in the above position will include an annual target compensation of $540,000. This amount will include a base salary of $360,000.00 paid semi-monthly in the amount of $15,000, less applicable withholding, and in accordance with the Company’s 24 regular payroll periods.  In addition, you will have the opportunity to participate in our annual Management Incentive Plan designed to allow you to earn an additional 50% of your base salary upon reaching established corporate financial targets and subject to the terms of the plan. For FY21, this amount shall be prorated in accordance with your partial year of service.

Equity Grant: Upon commencement of your employment with us, Mitek will request that the Board of Directors confirm approval of your participation in our employee stock equity plan. This grant will include a Restricted Stock Unit (RSU) grant valued at $1,200,000.  The number of shares issuable pursuant to the grant will be determined utilizing the closing market price of Mitek stock (MITK) as of the grant date approved by the Board. Vesting of this grant will commence as of your date of hire and will follow Mitek’s standard vesting schedule over the course of 4 years along with all other provisions contained within our employee stock equity plan. You will be provided details of the Plan following approval of the grant.

Benefits: As an employee of the Company, you will be eligible to participate in our employee benefits package. Mitek is committed to maintaining a competitive position in the employment marketplace and endeavors to ensure an attractive and comprehensive benefits program. We are pleased to make available to you our standard employee benefits package which is effective upon commencement of your employment with us. Full program details can be found in our Benefits overview and enrollment in all benefits will be provided to you during your onboarding.

Separation & Change of Control Agreement: Conditional upon your commencement of employment with Mitek, the Company will provide you with an Executive Severance and Change in Control Agreement (“CIC”) that will compensate you for 6 months of salary and target incentive and 6 months of COBRA payments for medical insurance in the event of your termination by the company other than for cause.  In addition, your agreement will provide for additional equity vesting in the event of a termination following a change in control. The details of this can be found in the CIC document provided herein.

Employment: As a condition of your employment with the Company, you agree to observe and comply with all reasonable and lawful rules, regulations, policies and procedures established by the Company from time to time and all applicable laws, rules and regulations imposed by any governmental regulatory authority from time to time. Without limiting the foregoing, you agree that during your employment with the Company, you will devote your full business time, attention, skill and best efforts to the performance of your employment duties and you are not to engage in any other business or occupation. As a condition of your employment, you will be required to execute and be bound by the Company's Invention Assignment and Proprietary Agreement.

It is understood that this offer of employment, its acceptance, or the maintenance of Company policies, procedures, and benefits do not create a contract of employment for a specified term or guarantee of specific benefits. Thus, employment at the Company is not for a specific term and can be terminated by you or by the Company at any time for any reason, with or without cause.

This letter supersedes any prior or contrary representations that may have been made by the Company and upon acceptance of this offer, the terms described in this letter shall be the terms of your employment. Please be advised that the at-will status of your employment may not be modified except by a written agreement between you and the Company and signed by the CEO.

Your employment is subject to completion of the Company’s reference and background check and to your submission of an I-9 form and satisfactorily documentation with respect to your identification and right to work in the United States.

We would appreciate your acceptance of this offer which remains valid through Friday, May14, 2021. Please indicate your acceptance by signing and dating this letter where indicated below and return it to Judith Ohrn Hicks. Should you have any questions, please feel free to contact me directly.

We look forward to the potential of you joining the Mitek team and the start of what we are confident will represent a meaningful and rewarding journey with us.

Sincerely on the behalf of Mitek Systems, Inc.

Judith Ohrn Hicks
Vice President, Global People Operations

Accepted:

/s/ Frank Teruel                            5/14/2021
Signature                            Date

Frank Teruel
Print Name

Approved and Recognized:

/s/ Scipio "Max" Carnecchia, Chief Executive Officer            6/1/2021
Mitek Officer                            Date

EXECUTIVE SEVERANCE AND CHANGE OF CONTROL PLAN
THIS EXECUTIVE SEVERANCE AND CHANGE OF CONTROL PLAN (this “Agreement”) is made and entered into as of May 14, 2021 (the “Effective Date”) by and between Mitek Systems, Inc., a Delaware corporation (the “Company”), and Frank Teruel (the “Executive”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Appendix A hereto.
RECITALS
WHEREAS, Executive is employed by the Company as its Chief Financial Officer;
WHEREAS, the Board of Directors of the Company has determined that appropriate steps should be taken to incentivize Executive’s attention and dedication to his assigned duties and to provide Executive with enhanced financial security and sufficient encouragement to remain employed by the Company in order to maximize stockholder value presently and at any time in which the Company may consider a change of control or other strategic transaction for the benefit of the Company’s stockholders; and
WHEREAS, the Board of Directors of the Company believes that it is in the best interest of the Company’s stockholders to enter into this Agreement with Executive.
NOW, THEREFORE, in consideration of the mutual covenants herein contained, and as an inducement to Executive to forego other opportunities now and in the future and to continue Executive’s employment with the Company, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the parties agree as follows:
AGREEMENT
1.Employment.
(a)No Conflicts. Executive agrees to devote Executive’s full effort, attention and energies to his position with the Company. While Executive is employed with the Company, Executive will not render any professional services or engage in any activity that might be competitive with or adverse to the best interest of the Company. Executive agrees to abide by the policies, rules and regulations of the Company as they may be amended from time to time.
2.Termination of Employment Without Cause or for Good Reason. In the event Executive’s employment with the Company is terminated without Cause or Executive terminates his employment with the Company for Good Reason, Executive shall be entitled to all compensation and benefits accrued, but unpaid, up to the effective date of termination; and, subject to the eligibility provisions of section 4 of this Agreement, to:
(i)a lump-sum cash amount equal to 50% of Executive’s annual base salary then in effect (ignoring any reduction that gives rise to a termination for Good Reason);
(ii)a lump-sum cash amount equal to six (6) times the amount Executive would be required to pay for one month of COBRA continuation coverage under the Company’s medical, vision and dental programs for Executive and his dependents, excluding any health savings or flexible spending accounts;
Notwithstanding the foregoing, in the event Executive has received or is entitled to receive any payments under this Section 2(i) or 2(ii), then Executive shall not be entitled to any additional payments or benefits under Section 3(a) or 3(b).

3.Termination of Employment Within 2 Months Prior to or 12 months following a Change of Control. In the event that during the two (2) month period prior to the consummation of a Change of Control or the twelve (12) month period following the consummation of a Change of Control, Executive’s employment with the Company is terminated by the Company without Cause or Executive terminates employment with the Company for Good Reason, Executive shall be entitled to:

(a)all compensation and benefits accrued, but unpaid, up to the effective date of termination; and, subject to the eligibility provisions of section 4 of this Agreement, to:
(i)a lump-sum cash amount equal to 50% of Executive’s annual base salary then-in effect (ignoring any reduction that gives rise to a termination for Good Reason); and
(ii)a lump-sum cash amount equal to six (6) times the amount Executive would be required to pay for one month of COBRA continuation coverage under the Company’s medical, vision and dental programs for Executive and his dependents, excluding any flexible spending account; and
(b)notwithstanding anything to the contrary contained in any Company Equity Plan or Equity Award (including any restrictions contained in Section 16 of the Company Stock Option Plans or in any other Company Equity Plan or Equity Award), and subject to the eligibility provisions of section 4 of this Agreement: (i) all of the unvested shares of Company stock underlying outstanding Equity Awards then held by Executive shall automatically accelerate and become vested and exercisable (to the extent applicable, or settled in cash or stock, as applicable) and all such Equity Awards shall remain exercisable (to the extent applicable) at all times prior to the expiration of the original term of each such Equity Award, and (ii) all restrictions of any kind imposed by the Company or contained in any Equity Plan or any Equity Award and that relates to any equity securities or Equity Awards of the Company then held by Executive shall lapse.
(c)Notwithstanding the foregoing, in the event Executive has received or is entitled to receive any payments under this Section 3(a) or 3(b), then Executive shall not be entitled to any additional payments or benefits under Section 2(i) or 2(ii).
4.Eligibility Contingent Upon Release. Any and all benefits pursuant to this Agreement are contingent upon Executive’s execution and non-revocation of a general release of claims in substantially the form attached hereto as Appendix B (the “Release”). The Company may, in its sole discretion, modify the form of the Release as required to comply with applicable law, and any such Release may be incorporated into a separation agreement with the Executive. Executive must return the Release on or before the date specified by the Company (the “Release Deadline”). If Executive fails to return the release on or before the Release Deadline, or if he or she revokes the release, then he or she will not be entitled to any benefits pursuant to this Agreement.
5.Section 409A. If any benefit or amount payable to Executive hereunder on account of Executive’s termination of employment constitutes “nonqualified deferred compensation” within the meaning of Section 409A (“409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), payment of such benefit or amount shall commence at the time Executive incurs a “separation from service” from the Company within the meaning of Treasury Regulation Section 1.409A-1(h). If, at the time Executive incurs a separation from service, Executive is a “specified employee” within the meaning of 409A, any benefit or amount payable to the Executive under this Agreement on account of Executive’s termination of employment that constitutes nonqualified deferred compensation subject to 409A shall be delayed until the first day of the seventh month following the Executive’s separation from service (the “409A Suspension Period”). Within fourteen (14) days after the end of the 409A Suspension Period, the Company shall pay to the Executive a lump-sum payment in cash (or the form such payment otherwise would take) equal to any payments that the Company would otherwise have been required to provide under this Agreement but for the imposition of the 409A Suspension Period. Thereafter, the Executive shall receive any remaining payments due under this Agreement in accordance with the terms of this Agreement (as if there had not been any suspension period beforehand). For purposes of Section 409A, each payment hereunder shall be considered a separate identifiable payment.
6.Golden Parachute Tax Provisions. In the event that the benefits provided for in this Agreement or otherwise constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits payable under the terms of this Agreement will be either delivered in full, or delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by

Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.
Unless the Company and Executive otherwise agree in writing, any determination required under this provision will be made in writing by the Company’s independent public accountants or another nationally-recognized public accounting firm chosen by the Company (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. In the event of a reduction in benefits hereunder, the reduction will occur in the following order: reduction of cash payments; cancellation of vesting acceleration of equity awards; reduction of employee benefits (or if a different order is required to avoid additional taxes under 409A, in such order as is so required). For purposes of making the calculations required by this provision, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision.
7.Wire Transfers. Any cash payments made to Executive under this Agreement shall be made by wire transfer of immediately available funds to a bank account designated in writing by Executive.
8.Taxes. Executive will be responsible for the payment of any tax liability incurred as a result of this Agreement. The Company may withhold tax on any payments or benefits provided to Executive as required by law or regulation. The Executive is solely responsible and liable for the satisfaction of all taxes and penalties that may arise under 409A, and the Company shall not have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes. The Company shall have the sole discretion to interpret the requirements of the Code, including 409A, for purposes of this provision, but shall only act in accordance with written advice from its accountants or attorneys. Nevertheless, if the Company or Executive determines that delaying severance payments will avoid subjecting Executive to 409(A) taxes and penalties, the Company shall modify the payment terms of this Agreement to the limited extent, and for the minimum deferral period, that the Company reasonably determines is necessary to avoid subjecting Executive to 409A taxes or penalties.
9.Waiver. The waiver by the Company or Executive of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the Company or Executive, as the case may be, of any provision of this Agreement.
10.Severability. The parties have carefully reviewed the provisions of this Agreement and agree that they are fair and equitable. However, in light of the possibility of differing interpretations of law and changes of circumstances, the parties agree that in the event that any section, paragraph or term of this Agreement shall be determined to be invalid or unenforceable by any competent authority or tribunal for any reason, the remainder of this Agreement shall be unaffected thereby and shall remain in full force and effect.
11.No Duty to Mitigate; Legal Fees. Executive shall not be required to mitigate damages or the amount of any benefits or payments provided under this Agreement by seeking other employment or otherwise.
12.Successors and Assigns. This Agreement shall bind and inure to the benefit of the successors and assigns of the Company and the heirs, executors or personal representatives of Executive. This Agreement may not be assigned by Executive. This Agreement may be assigned to any successor in interest to the Company (including by way of merger, consolidation or reorganization, or by way of any assignment of all or substantially all of the Company’s assets, business or properties), and Executive hereby consents to such assignment, provided that any such successor agree in writing to be bound by the terms and conditions of this Agreement as though such successor were the Company. For all purposes under this Agreement, the term “Company” shall include any constituent or surviving corporation resulting from or parent corporation a party to any Change of Control and any other direct or indirect successor to the Company’s business and/or assets.

13.Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and there are no other understandings, agreements or representations, expressed or implied. This Agreement supersedes any and all prior or contemporaneous agreements, oral or written, concerning Executive’s employment and compensation, except for any invention assignment and confidentiality terms of any agreement signed by Executive, provided that the provisions of this Agreement relating to acceleration and time to exercise Equity Awards in the event of a Change of Control are in addition to, not in lieu of, any such similar provisions set forth in any Equity Plan, Equity Award or other document. This Agreement may be amended only in writing signed by Executive and an authorized member of the Board of Directors of the Company.
14.Governing Law. This Agreement shall be governed by and construed in accordance with the laws (other than conflicts of laws principles) of the State of California applicable to contracts executed in and to be performed entirely within such state by residents of such state.
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In Witness Whereof, the parties hereto have executed this Executive Severance and Change of Control Plan as of the date first written above.
COMPANY:

Mitek Systems, Inc.

/s/ Scipio “Max” Carnecchia
Scipio “Max” Carnecchia
President and Chief Executive Officer

EXECUTIVE:

/s/ Frank Teruel

APPENDIX A

DEFINITIONS
“Acquiring Company” shall mean the resulting or surviving corporation, or the company issuing cash or securities (or its ultimate parent company), in a merger, consolidation, tender offer or share exchange involving the Company, or the successor corporation to the Company (whether in any such transaction or otherwise).
“Cause” shall mean the occurrence of any one or more of the following events or conditions:
(i)any material failure on the part of Executive (other than by reason of disability of Executive) to faithfully and professionally carry out Executive’s duties which failure continues for ten (10) days after written notice detailing such failure is delivered to Executive by the Company;
(ii)Executive’s dishonesty or other willful misconduct, if such dishonesty or other willful misconduct is intended to or likely to materially injure the business of the Company;
(iii)Executive’s conviction of any felony (other than any traffic related offense) or of any other crime, in each case, involving moral turpitude;
(iv)Executive’s insobriety or illegal use of drugs, chemicals or controlled substances either (A) in the course of performing Executive’s duties and responsibilities under this Agreement or (B) otherwise materially affecting the ability of Executive to perform the same; and
(v)Any wanton or willful dereliction of duties by Executive.
“Change of Control” of the Company shall mean the occurrence of any of the following events or circumstances:
(i)any “person” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including a “group” within the meaning of such Section 13(d) but excluding the Company and any of its subsidiaries and any employee benefit plan sponsored or maintained by the Company or any subsidiary thereof (a “Person”), shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors (“Company Voting Securities”);
(ii)the consummation of a merger or consolidation involving the Company, or the acceptance by the stockholders of the Company of equity securities in a share exchange, where the Persons who were the beneficial owners of the Company Voting Securities outstanding immediately prior to such merger, consolidation or share exchange, do not beneficially own, directly or indirectly, immediately after such merger, consolidation or share exchange, securities representing more than fifty percent (50%) of the combined voting power of the then-outstanding Company Voting Securities or voting securities of the Acquiring Company in such merger, consolidation or share exchange, in substantially the same proportions as their ownership of the Company Voting Securities immediately prior to such merger, consolidation or share exchange;
(iii)a sale, exchange or other disposition or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; provided, however, that a Change of Control shall not be deemed to have occurred where: (x) the Company sells, exchanges or otherwise disposes or transfers all or substantially all of its assets to another corporation which is beneficially owned, directly or indirectly, immediately following such transaction by the holders of Company Voting Securities in substantially the same proportions as their ownership of the Company Voting Securities immediately prior to such transaction; and (y) such corporation expressly assumes this Agreement; or
(iv)such time as the Continuing Directors (as defined below) do not constitute at least a majority of the Board of Directors of the Company (or, if applicable, the board of directors of a successor to the Company), where the term “Continuing Director” means at any date a member of the Board who was: (x) a member of the Board of Directors of the Company on the date of this Agreement; or (y) nominated or elected subsequent to the date of this Agreement by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board of Directors of the Company was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election (it being understood that no individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board shall be a Continuing Director).
“Equity Plan” shall mean the Company Stock Option Plans and any other plan, agreement or arrangement (whether written or oral) pursuant to or out of which the Company issues or grants any Equity Awards to any person.

“Equity Award” shall mean any equity security, stock option, restricted stock, restricted stock unit, stock appreciation right, phantom stock unit or other right to acquire equity securities of the Company, whether such equity security, stock option, restricted stock, restricted stock unit, stock appreciation right, phantom stock unit or other right to acquire equity securities of the Company is granted or issued pursuant to an Equity Plan, outside an Equity Plan or otherwise.
“Good Reason” means any one or more of the following events or conditions:
(i)the Company’s breach of any of the material terms of this Agreement;
(ii)the Company’s relocating its office at which Executive is principally employed on the Effective Date to a location either outside of the United Stated or which is more than fifty (50) miles from both Executive’s residence and the offices of the Company at which Executive is principally employed on the Effective Date, and that reassignment materially and adversely affects Executive’s commute based on Executive’s principal place of employment immediately prior to the time such relocation is announced and Executive is required to commute to such location without Executive’s written consent;
(iii)a material diminution in Executive’s duties or responsibilities or conditions of employment from those in effect on the Effective Date; or
(iv)a reduction or reductions which, in the aggregate, is more than 10% of Executive’s base salary in effect when any reduction is first imposed without Executive’s consent (other than such a reduction or reductions applicable generally to other senior executives of the Company).
Provided, however, that before Executive shall be entitled to terminate his employment for Good Reason, (i) Executive must provide the Company with written notice of the Executive’s intent to terminate his employment and a description of the event the Executive believes constitutes Good Reason within 60 days after the initial existence of the event, and (ii) the Company shall have 30 days after Executive provides the notice described above to cure the default that constitutes Good Reason (the “Cure Period”) The Executive will have 90 days following the end of the Cure Period (if the Company has not cured the event that otherwise constituted Good Reason) to terminate Executive’s employment, after which “Good Reason” will no longer be deemed to exist based on such event.
“Person” shall mean any individual, corporation, limited liability corporation, partnership, or other business entity.
“Stock Option Plans” shall mean each of the Company’s 1999 Stock Option Plan, Amended 2000 Stock Option Plan, 2002 Stock Option Plan, 2006 Stock Option Plan, 2010 Stock Option Plan, 2012 Incentive Plan, and 2020 Incentive Plan.